Contact: R.M. Hart
                                                                  (212) 752-1356

                                                           FOR IMMEDIATE RELEASE

         ALLEGHANY CORPORATION ANNOUNCES PLAN TO SPIN-OFF CHICAGO TITLE

NEW YORK, NY, December 17, 1997 -- Alleghany Corporation ("Alleghany") (NYSE: Y) announced today that it intends to establish the title insurance and real estate related services businesses conducted by its wholly owned subsidiary, Chicago Title and Trust Company ("CT&T"), as an independent, publicly traded company through a spin-off to Alleghany stockholders.

         The spin-off will be effected through a pro rata distribution to Alleghany's stockholders of shares of a newly formed holding company for CT&T. The distribution is expected to be on a tax-free basis. The asset management business conducted through CT&T's subsidiary, Alleghany Asset Management, Inc. ("AAM"), will not be part of the distribution and will remain with Alleghany.

         On a pro forma basis, the title insurance and real estate related services businesses which will be included in the new public company had pre-tax earnings of $55.4 million on revenues of $1.0 billion for the first nine months of 1997, compared with $66.3 million on revenues of $ 1.3 billion for the full year 1996. For the year ended December 31, 1997, CT&T estimates that its after-tax earnings, exclusive of the units that will be retained by Alleghany, will be in excess of $50 million. CT&T is the nation's largest title insurance underwriter, with offices and agencies throughout the country. It has approximately 400 direct offices, over 7,800 employees, and relationships with over 3,500 agencies. It insures over one million mortgages annually, including new homes, existing homes, first and second mortgages, and many of the country's commercial and industrial buildings.

         The planned transaction is subject to market conditions, to receipt of a favorable ruling from the Internal Revenue Service and to receipt of any required regulatory approvals. The spin-off is expected to be in the late first quarter or the second quarter of 1998. The new holding company will apply for listing on the New York Stock Exchange.

         John J. Burns, Jr., President and chief executive officer of Alleghany, said: "The title insurance industry is undergoing a period of consolidation and rapid change. Establishment of CT&T's title insurance business as an independent company will enhance its ability to focus on operating efficiencies and strategic initiatives required to respond to a changing marketplace. Moreover, in the current competitive environment, it is more important than ever to foster development of an entrepreneurial culture at CT&T. As an independent public company, CT&T will be able to provide equity based compensation and incentives that should be both attractive and appropriate for the retention and recruitment of senior management and the motivation of employees throughout the organization. After the distribution, CT&T will continue under its current management with an independent board. John Rau, the current President and Chief Executive Officer of CT&T, will continue in that role, reporting to the CT&T Board. While the Board's final makeup is yet to be determined, we believe that it will consist of many of the current CT&T directors, joined by some new directors appropriate to its position as a major Chicago-headquartered company."

         Rau, who joined CT&T as Chief Executive Officer in late 1996, had previously served as CEO of Exchange National Bank, an independent public company, from 1983 to 1989, and then as CEO of LaSalle National Bank after its 1989 merger with Exchange. Rau said, "this is the dawning of an exciting new era for CT&T, the nation's oldest and finest real estate services firm. Alleghany has supported CT&T throughout its tenure and invested heavily in our growth by acquisition and development of industry leading systems. Alleghany has now committed to provide a meaningful ownership interest to our managers and the opportunity for all employees to become owners and participate directly in future increases in shareholder value. This is both an act of high confidence in our organization and insightful recognition of the best way to keep CT&T the leader in its field."

         Alleghany said that all final decisions about the awarding of equity, and option opportunities for CT&T's employees would be disclosed in appropriate public filings after requisite Board approval. Burns further commented, "it is our preliminary intent, immediately upon the distribution, to grant stock and option awards to employees in respect of about 7% of the new holding company stock. As a current 100% shareholder, we believe that whatever initial dilution results from distributing some of the equity to our exceptional employee group will be recovered many times over by the effect of their having both an ownership mindset and a real ownership stake."

         CT&T, headquartered in Chicago, is engaged in the sale and underwriting of title insurance and real estate related services (including credit, flood, property evaluation, escrow and closing services). CT&T was acquired by Alleghany in June 1985. With consolidated assets of approximately $4.9 billion as of September 30, 1997, Alleghany is engaged, in addition to the title insurance and real estate related services businesses conducted by CT&T, in the reinsurance, industrial minerals and asset management businesses conducted by its subsidiaries Underwriters Re Group, Inc., World Minerals Inc., and AAM (which, as described above, is currently a subsidiary of CT&T but will remain with Alleghany). Alleghany also operates a steel fastener importing business through its Heads and Threads division.

                                                           # # #

                             Year ended 1996 (unaudited, $ in millions)
                         -------------------------------------------------------

                                  Historical                  Pro Forma
                         ----------------------------   ------------------------
                                                                     Alleghany
                                                           New     (without New
                                                        CT Holding   CT Holding
                          Alleghany     CT&T              Company     Co. and
                          (including (including           (CT&T      including
                         CT&T AND AAM)   AAM)     AAM   WITHOUT AAM)    AAM)

  Revenues                 $2,062.2   $1,381.0   $56.8   $1,324.2     $738.0

  Total costs and expenses  1,935.1    1,301.6    43.7    1,257.9      677.2

  Pre-tax earnings           $127.1      $79.4   $13.1      $66.3      $60.8

  Net income                  $87.0      $52.0    $7.8      $44.2      $42.8

  Total book value         $1,423.3     $360.6*  $19.3     $341.3   $1,082.0





                 Nine months ended September 30, 1997 (unaudited, $ in millions)
                 ---------------------------------------------------------------
                                   Historical                 Pro Forma
                         ----------------------------   ------------------------
                                                                     Alleghany
                                                           New     (without New
                                                        CT Holding   CT Holding
                          Alleghany     CT&T              Company     Co. and
                          (including (including           (CT&T      including
                         CT&T AND AAM)   AAM)     AAM   WITHOUT AAM)    AAM)

  Revenues                 $1,629.2   $1,088.3   $57.2   $1,031.1     $598.1

  Total costs and expenses  1,517.3    1,015.7    40.0      975.7      541.6

  Pre-tax earnings           $111.9      $72.6   $17.2      $55.4      $56.5

  Net income                  $76.9      $47.9   $10.7      $37.2      $39.7

  Total book value         $1,539.7     $414.3*  $22.2     $392.1   $1,147.6





     * 1996 figure reflects the payment by CT&T of a $30.0 million cash dividend to Alleghany in December 1996. A cash dividend is scheduled to be paid by CT&T to Alleghany in December 1997 in the amount of $32.1 million. Alleghany expects that the New CT Holding Company will pay cash dividends to its stockholders consistent with CT&T's past practice.

     Other information at 9/30/97:

          CT&T full-time employees
               (excluding AAM)             7,846

          CT&T policy-issuing agents       3,886

          CT&T full-servic offices           400

          Assets under management
            by AAM as of:
                   12/31/96        $14.5 billion
                    9/30/97        $21.3 billion